Exhibit 99.2

Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC ANNOUNCES ITS INTENTION TO VOLUNTARILY DELIST ITS
DEBT SECURITIES FROM THE NYSE

LOS ANGELES – May 14, 2014 – International Lease Finance Corporation (ILFC), a wholly owned subsidiary of AerCap Holdings N.V. (“AerCap,” NYSE: AER), announced today its intention to voluntarily delist its 5.875% Notes due August 15, 2022 (the “2022 Notes”) from The New York Stock Exchange (the “NYSE”).

In connection with the previously announced acquisition of 100% of ILFC’s common stock by AerCap Holdings N.V. (“AerCap”) from AIG, which was consummated on May 14, 2014, AerCap has provided a guarantee on the 2022 Notes and other debt securities that ILFC has issued pursuant to effective registration statements filed with the Securities and Exchange Commission (collectively, the “Debt Securities”).  AerCap’s ordinary shares are listed on the NYSE and, as a result of AerCap’s guarantee of the Debt Securities, ILFC no longer needs to list any series of its Debt Securities on the NYSE or on another U.S. national exchange in order for the Debt Securities to be considered “covered securities” under Section 18 of the Securities Act of 1933, as amended.

ILFC provided written notice today to the NYSE that it intends to delist its 2022 Notes. The Company intends to file a Form 25 with the U.S. Securities and Exchange Commission (“SEC”) on or about May 27, 2014 to effect the delisting. Accordingly, ILFC further anticipates that its 2022 Notes will be delisted from the NYSE on or about June 6, 2014.  Once the delisting is effective, ILFC will be exempt from the SEC’s reporting requirements pursuant to Rule 12h-5 promulgated under the Securities Exchange Act of 1934, as amended, as a result of AerCap’s guarantee of the Debt Securities.

ILFC has not arranged for quotation of the 2022 Notes on another U.S. national exchange or in a quotation medium in the U.S.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect ILFC’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk that we cannot successfully delist the 2022 Notes from the NYSE.  Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in ILFC’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 5, 2014 and any risk factors contained in subsequent current, quarterly and annual reports ILFC files with the SEC.

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